SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )1


                                  Polycom, Inc.
                                (Name of Issuer)


                    Common Stock, Par Value $0.0005 per share
                         (Title of Class of Securities)


                                   73172K 10 4
                                 (CUSIP Number)

                                 Gari L. Cheever
                              Two Embarcadero Place
                                 2200 Geng Road
                           Palo Alto, California 94303
                            Telephone: (415) 424-0160
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                November 26, 1996
                      (Date of Event which Requires Filing
                               of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ____.

     NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

--------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------           -------------------------------------
CUSIP NO. 73172K 10 4               13D      Page 2 of 14 Pages
--------------------------------           -------------------------------------

--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                      Brian L. Hinman

--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)     (b) X
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS
             REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  ____

--------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
--------------------------------------------------------------------------------
                                 7    SOLE VOTING POWER
            NUMBER                    2,010,317
              OF
            SHARES
         BENEFICIALLY
           OWNED BY
           REPORTING
            PERSON
             WITH
                           -----------------------------------------------------
                                 8    SHARED VOTING POWER     Not Applicable
                           -----------------------------------------------------
                                 9    SOLE DISPOSITIVE POWER
                                      2,010,317
                           -----------------------------------------------------
                                10    SHARED DISPOSITIVE POWER Not Applicable
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                    2,010,317
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
             CERTAIN SHARES*                                          ____
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                        10.4%
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*  IN
--------------------------------------------------------------------------------

----------------------------------------------           -----------------------
CUSIP NO. 73172K 10 4                             13D      Page 3 of 14 Pages
----------------------------------------------           -----------------------

--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                      Evan J. McDowell

--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)     (b) X
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        SOURCE OF FUNDS*
                      PF
--------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS
             REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  ____
--------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
--------------------------------------------------------------------------------
                             7     SOLE VOTING POWER
            NUMBER                 332,111
              OF
            SHARES
         BENEFICIALLY
           OWNED BY
           REPORTING
            PERSON
             WITH
                          ------------------------------------------------------
                             8     SHARED VOTING POWER     Not Applicable
                          ------------------------------------------------------
                             9     SOLE DISPOSITIVE POWER
                                   332,111
                          ------------------------------------------------------
                            10     SHARED DISPOSITIVE POWER     Not Applicable
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                    332,111
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
             CERTAIN SHARES*                                          ____

--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                        1.7%
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*  IN
--------------------------------------------------------------------------------

----------------------------------------------           -----------------------
CUSIP NO. 73172K 10 4                             13D      Page 4 of 14 Pages
----------------------------------------------           -----------------------

--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                      Ardeshir Falaki

--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)     (b) X
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        SOURCE OF FUNDS*
                      PF
--------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS
             REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  ____
--------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION
                      Iran
--------------------------------------------------------------------------------
                             7     SOLE VOTING POWER
            NUMBER                 15,000
              OF
            SHARES
         BENEFICIALLY
           OWNED BY
           REPORTING
            PERSON
             WITH
                          ------------------------------------------------------
                             8     SHARED VOTING POWER     Not Applicable
                          ------------------------------------------------------
                             9     SOLE DISPOSITIVE POWER
                                   15,000
                          ------------------------------------------------------
                            10     SHARED DISPOSITIVE POWER     Not Applicable
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                    15,000
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
             CERTAIN SHARES*                                          ____

--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                        .0007%
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*  IN
--------------------------------------------------------------------------------

-------------------------------------------           --------------------------
CUSIP NO. 73172K 10 4                          13D      Page 5 of 14 Pages
-------------------------------------------           --------------------------

--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                      Alan D. Hagedorn

--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)     (b) X
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        SOURCE OF FUNDS*
                      PF
--------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS
             REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  ____
--------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
--------------------------------------------------------------------------------
                              7     SOLE VOTING POWER
            NUMBER                  10,000
              OF
            SHARES
         BENEFICIALLY
           OWNED BY
           REPORTING
            PERSON
             WITH
                        --------------------------------------------------------
                              8     SHARED VOTING POWER     Not Applicable
                        --------------------------------------------------------
                              9     SOLE DISPOSITIVE POWER
                                    10,000
                        --------------------------------------------------------
                             10     SHARED DISPOSITIVE POWER     Not Applicable
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                    10,000
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
             CERTAIN SHARES*                                          ____

--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                        .0005%
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*  IN
--------------------------------------------------------------------------------

---------------------------------------------           ------------------------
CUSIP NO. 73172K 10 4                            13D      Page 6 of 14 Pages
---------------------------------------------           ------------------------

--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                      Michael R. Kourey

--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)     (b) X
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        SOURCE OF FUNDS*
                      PF
--------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS
             REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  ____
--------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
--------------------------------------------------------------------------------
                             7     SOLE VOTING POWER
            NUMBER                 211,667
              OF
            SHARES
         BENEFICIALLY
           OWNED BY
           REPORTING
            PERSON
             WITH
                         -------------------------------------------------------
                             8     SHARED VOTING POWER     Not Applicable
                         -------------------------------------------------------
                             9     SOLE DISPOSITIVE POWER
                                   211,667
                         -------------------------------------------------------
                            10     SHARED DISPOSITIVE POWER     Not Applicable
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                    211,667
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
             CERTAIN SHARES*                                          ____

--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                        1.1%
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*  IN
--------------------------------------------------------------------------------

-------------------------------------------           --------------------------
CUSIP NO. 73172K 10 4                          13D      Page 7  of 14 Pages
-------------------------------------------           --------------------------

--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                      Thomas E. Perkins

--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)     (b) X
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        SOURCE OF FUNDS*
                      PF
--------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS
             REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  ____
--------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
--------------------------------------------------------------------------------
                             7     SOLE VOTING POWER
            NUMBER                 5,000
              OF
            SHARES
         BENEFICIALLY
           OWNED BY
           REPORTING
            PERSON
             WITH
                        --------------------------------------------------------
                             8     SHARED VOTING POWER     Not Applicable
                        --------------------------------------------------------
                             9     SOLE DISPOSITIVE POWER
                                   5,000
                        --------------------------------------------------------
                            10     SHARED DISPOSITIVE POWER     Not Applicable
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                    5,000
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
             CERTAIN SHARES*                                          ____

--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                        .0003%
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*  IN
--------------------------------------------------------------------------------

-------------------------------------------           --------------------------
CUSIP NO. 73172K 10 4                          13D      Page 8 of 14 Pages
-------------------------------------------           --------------------------

--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                      Gilbert J. Pearson

--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)     (b) X
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS
             REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  ____
--------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
--------------------------------------------------------------------------------
                              7    SOLE VOTING POWER
            NUMBER                 61,875
              OF
            SHARES
         BENEFICIALLY
           OWNED BY
           REPORTING
            PERSON
             WITH
                          ------------------------------------------------------
                              8    SHARED VOTING POWER     Not Applicable
                          ------------------------------------------------------
                              9    SOLE DISPOSITIVE POWER
                                   61,875
                          ------------------------------------------------------
                             10    SHARED DISPOSITIVE POWER   Not Applicable
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                    61,875
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
             CERTAIN SHARES*                                          ____

--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                        .003%
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*  IN
--------------------------------------------------------------------------------

------------------------------------------           ---------------------------
CUSIP NO. 73172K 10 4                         13D      Page 9 of 14 Pages
------------------------------------------           ---------------------------

--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                      Pasquale Romano

--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)     (b) X
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        SOURCE OF FUNDS*
                      PF
--------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS
             REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  ____
--------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
--------------------------------------------------------------------------------
                             7     SOLE VOTING POWER
            NUMBER                 125,000
              OF
            SHARES
         BENEFICIALLY
           OWNED BY
           REPORTING
            PERSON
             WITH
                          ------------------------------------------------------
                             8     SHARED VOTING POWER     Not Applicable
                          ------------------------------------------------------
                             9     SOLE DISPOSITIVE POWER
                                   125,000
                          ------------------------------------------------------
                            10     SHARED DISPOSITIVE POWER     Not Applicable
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                    125,000
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
             CERTAIN SHARES*                                          ____

--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                        .006%
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*  IN
--------------------------------------------------------------------------------

Item 1.  Security and Issuer.


     This statement relates to the common stock, $0.0005 par value (the "Common Stock"), of Polycom, Inc., a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 2584 Junction Avenue, San Jose, California 95134.

Item 2.  Identity and Background.

     Pursuant to Rules 13d-1(f)(1) and (2) promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby file this Statement on Schedule 13D on behalf of Brian L. Hinman, Evan J. McDowell, Ardeshir Falaki, Alan D. Hagedorn, Michael R. Kourey, Thomas E. Perkins, Gilbert
J. Pearson and Pasquale Romano (each a "Reporting Person", collectively the "Reporting Persons"), the management team members of the Company. The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Act, although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by any of the Reporting Persons that such a "group" exists.

         (a)      See Row 1 of the cover page for each Reporting Person.

         (b) The business address for each Reporting Person is 2584 Junction Avenue, San Jose, California 95134.

         (c) The principal occupations of Brian L. Hinman, Evan J. McDowell, Ardeshir Falaki, Alan D. Hagedorn, Michael R. Kourey, Thomas E. Perkins, Gilbert J. Pearson and Pasquale Romano are President and CEO, Vice President of Sales and Marketing, Vice President of Dataconferencing Engineering, Vice President of Manufacturing, Vice President of Finance and Administration and CFO, Director of Human Resources, Director of Audioconferencing Engineering, and Director of Advanced Development, respectively, of the Company whose principal business and office address is 2584 Junction Avenue, San Jose, California 95134.

         (d) During the past five years, none of the Reporting Persons have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) During the past five years, none of the Reporting Persons were a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such Reporting Person was or is subject to a judgment, decree or final order enjoining future violations of or prohibiting or mandating activity subject to federal or state securities laws or finding any violation with respect to such laws.

         (f)      See Row 6 of the cover page for each Reporting Person.

Item 3.  Source and Amount of Funds or Other Consideration

     On November 26, 1996, each of the Reporting Persons purchased the following number of shares of the Issuer's securities, which totalled an aggregate of 170,000 shares: Brian L. Hinman, 100,000 shares; Evan J. McDowell, 25,000 shares; Ardeshir Falaki, 15,000 shares; Alan D. Hagedorn, 10,000 shares; Michael
R. Kourey, 5,000 shares; Thomas E. Perkins, 5,000 shares; Gilbert J. Pearson, 5,000 shares; and Pasquale Romano, 5,000 shares. The source of funds used in making the purchases was each Reporting Person's personal funds and the purchase price was $3.81 per share.


Item 4.  Purpose of Transaction

     Each of the Reporting Persons purchased the shares for investment purposes.

Item 5.  Interest in Securities of the Issuer.


     (a) See Rows 11 and 13 of the cover page for each Reporting Person.

     (b) See Rows 7-10 of the cover page for each Reporting Person.

     (c) To the best knowledge of each Reporting Person, none of the Reporting Persons has effected any transactions in the Common Stock other than as described herein during the 60 days prior to November 26, 1996.

     (d) Not Applicable.

     (e) Not Applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Secjurities of the Issuer

     Except  as  set  forth  in  Items  1-5  above,   there  are  no  contracts,
arrangements, understandings or relationships among any of Reporting Persons with respect to the Common Stock of the Issuer.

Item 7.  Material to Be Filed as Exhibits

                  Exhibit A     Agreement of Joint Filing

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 2, 1996
                      /s/ Brian L. Hinman
                      ------------------------------------
                      Brian L. Hinman


                      /s/ Evan J. McDowell
                      ------------------------------------
                      Evan J. McDowell


                      /s/ Ardeshir Falaki
                      ------------------------------------
                      Ardeshir Falaki


                      /s/ Alan D. Hagedorn
                      ------------------------------------
                      Alan D. Hagedorn


                      /s/ Michael R. Kourey
                      ------------------------------------
                      Michael R. Kourey


                      /s/ Thomas E. Perkins
                      ------------------------------------
                      Thomas E. Perkins


                      /s/ Gilbert J. Pearson
                      ------------------------------------
                      Gilbert J. Pearson


                      /s/ Pasquale Ramano
                      ------------------------------------
                      Pasquale Romano

                        EXHIBIT INDEX


Exhibit No.                Document Description                        Page No.

     A                     Agreement of Joint Filing                     14

                               EXHIBIT A

                       Agreement of Joint Filing

     The undersigned hereby agree that they are filing jointly pursuant to Rule 13d- 1(f)(1) of the Securities Exchange Act of 1934, as amended, the Statement dated December 2, 1996, containing the information required by Schedule 13D, for the shares of Common Stock of Polycom, Inc., held by Brian L. Hinman, Evan J. McDowell, Ardeshir Falaki, Alan D. Hagedorn, Michael R. Kourey, Thomas E. Perkins, Gilbert J. Pearson and Pasquale Romano.

December 2, 1996


                       /s/ Brian L. Hinman
                      ------------------------------------
                      Brian L. Hinman


                      /s/ Evan J. McDowell
                      ------------------------------------
                      Evan J. McDowell


                      /s/ Ardeshir Falaki
                      ------------------------------------
                      Ardeshir Falaki


                      /s/ Alan D. Hagedorn
                      ------------------------------------
                      Alan D. Hagedorn


                      /s/ Michael R. Kourey
                      ------------------------------------
                      Michael R. Kourey


                      /s/ Thomas E. Perkins
                      ------------------------------------
                      Thomas E. Perkins


                      /s/ Gilbert J. Pearson
                      ------------------------------------
                      Gilbert J. Pearson


                      /s/ Pasquale Ramano
                      ------------------------------------
                      Pasquale Romano